Exhibit 99.1

Press Release
For Immediate Release
	Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVB Financial Corp. Reports Third Quarter Earnings for 2012

•	Net earnings were $9.3 million for the third quarter of 2012, or $0.09 per diluted share, after expensing a $20.4 million pre-tax charge from prepaying $250.0 million of Federal Home Loan Bank Loans.

•	Repayment of the remaining $20.6 million of CVB Statutory Trust I junior subordinated debentures.

•	Total loans and leases, net of deferred fees and discount, grew by $47.8 million in the third quarter of 2012.

•

Allowance for credit losses represented 2.85% of total non-covered loans and leases, and non-performing loans totaled $66.0 million, or 2.04% of total non-covered loans and leases, at September 30, 2012.

•	Non-interest bearing deposits totaled $2.32 billion (49% of total deposits), an increase of $296.5 million from $2.03 billion at December 31, 2011.

Ontario, CA, October 17, 2012-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced net earnings for the third quarter of 2012.

CVB Financial Corp. reported net income of $9.3 million for the third quarter of 2012, compared with net income of $22.4 million for the third quarter of 2011. Diluted earnings per share were $0.09 for the third quarter of 2012, compared to $0.21 for the same period last year. The third quarter included pre-tax debt termination expense of approximately $20.4 million, which represents the present value of future interest payments and lender hedge termination fees, related to the redemption of $250.0 million of fixed rate loans, from the Federal Home Loan Bank (“FHLB”). The FHLB loans carried an average coupon rate of 3.39% and a weighted average remaining life of 2.6 years. The Company also elected to redeem $20.6 million in junior subordinated debentures bearing interest at 2.85% above the 90-day LIBOR.

Chris Myers, President and CEO commented, “We are pleased with our financial results for the third quarter of 2012 and the consistency of our core earnings over the past six fiscal quarters. The decision to prepay $250.0 million of FHLB loans and to redeem $20.6 million of the remaining junior subordinated debentures was made to reduce our overall cost of funds and further deleverage the balance sheet. The annual net pre-tax interest cost savings is estimated to be $8.5 million, with approximately $2.1 million in pre-tax savings for the remainder of 2012.”

Net income for the third quarter of 2012 produced an annualized return on beginning equity of 4.92%, an annualized return on average equity of 4.86% and an annualized return on average assets of 0.57%. The efficiency ratio, excluding the provision for credit losses, was 80.20% for the quarter. Excluding the impact of debt termination expense, the efficiency ratio was 47.52% for the quarter. Non-interest expense, as a percentage of average assets, was 3.08%.

Net income for the nine months ending September 30, 2012 was $55.1 million, as compared to net income of $60.0 million for the same period of 2011. Diluted earnings per share for the nine months ending September 30, 2012 were $0.53, a decrease of $0.04, or 7.02%, over diluted earnings per share of $0.57 for the same period last year. Operating results for the first nine months of 2012 reflected zero provision, compared to a provision for credit losses of $7.1 million for 2011. Net income for the nine months ending September 30, 2012 produced a return on beginning equity of 10.30%, a return on average equity of 9.89% and a return on average assets of 1.13%. The efficiency ratio, excluding the provision for credit losses, was 57.02% (46.38% excluding the debt termination).

Interest income and fees on loans for the third quarter of 2012 totaled $52.6 million, which included $7.0 million of discount accretion from accelerated principal reductions, payoffs and improved credit loss experience on covered loans acquired from San Joaquin Bank (“SJB”). This represented a decrease of $184,000, or 0.35%, when compared to interest income on loans of $52.8 million, which included $4.0 million of discount accretion on acquired loans, for the same period last year.

Loans acquired from the SJB acquisition continue to perform better than originally expected. We monitor our credit loss experience on a quarterly basis and noted no significant changes during the third quarter of 2012. At September 30, 2012, the remaining discount associated with the SJB loans approximated $28.6 million. The FDIC loss sharing asset totaled $22.3 million at September 30, 2012 and will continue to be reduced by loss claims submitted to the FDIC with the remaining balance amortized on the same basis as the discount, not to exceed its remaining contract life of approximately 2 years.

Non-interest income was $2.6 million for the third quarter of 2012 compared with $2.3 million for the second quarter. Non-interest income for the third quarter was reduced by a $7.1 million net decrease in the FDIC loss sharing asset, compared to $9.3 million for the second quarter. Non-interest income for the second quarter also included $2.0 million in gain on the sale of 11 covered loans held-for-sale with a net carrying value of $3.7 million. The decrease in the loss sharing asset was primarily due to the continuing resolution of covered assets and reflects improved credit loss experienced in our covered loan portfolio. If these items are excluded from both quarters, non-interest income of $9.7 million was up slightly from $9.6 million for the second quarter.

Non-interest expense for the third quarter of 2012 was $50.0 million, an increase of $21.1 million over the second quarter of 2012 and $17.2 million over the third quarter of 2011. The increase was due to the $20.4 million in debt termination expense resulting from the repayment of $250.0 million of fixed rate loans to the Federal Home Loan Bank.

Our efficiency ratio was 80.20 % for the third quarter of 2012, compared with 44.36% for the second quarter of 2012, and 48.68% for the third quarter of 2011.

The $20.4 million in debt termination expense was the main reason for the increase in our efficiency ratio. Excluding the impact of the debt termination expense, the efficiency ratio was 47.52% for the quarter. The quarter over quarter increase in the efficiency ratio was impacted by a $3.2 million decrease in net interest income, $476,000 of which was attributed to discount accretion.

Net Interest Income and Net Interest Margin

Net interest income, before the provision for credit losses, totaled $59.7 million for the three months ending September 30, 2012. Net interest income for the third quarter of 2012 decreased $236,000, or 0.39%, compared to the same period in 2011.

Excluding the impact of the yield adjustment on covered loans, our net interest margin (tax equivalent) was 3.60% for the third quarter of 2012, compared to 3.77% for the second quarter of 2012. Total average earning asset yields decreased to 3.99% for the third quarter of 2012 from 4.23% for the second quarter of 2012. Total cost of funds decreased to 0.43% for the third quarter of 2012 from 0.50% for the second quarter. During the second quarter, we had several non-performing loans that were paid in full resulting in a 10 basis point increase in interest income for the second quarter. Excluding this impact, net interest margin was down approximately seven basis points quarter-over-quarter, primarily due to the refinancing of higher yielding loans.

Excluding the impact of the yield adjustment on covered loans, net interest margin (tax equivalent) decreased to 3.60% for the third quarter of 2012 from 3.81% for the third quarter of 2011. Total average earning asset yields decreased to 3.99% for the third quarter of 2012 from 4.34% for the third quarter of 2011. Total cost of funds decreased to 0.43% for the third quarter of 2012 from 0.59% for the third quarter of 2011.

Assets

The Company reported total assets of $6.32 billion at September 30, 2012. This represents a decrease of $202.6 million, or 3.11%, from total assets of $6.52 million at June 30, 2012. Earning Assets of $5.98 billion at September 30, 2012 decreased $170.9 million, or 2.78%, when compared with $6.15 billion at June 30, 2012. The decrease in earning assets was due to a decrease in interest-earning cash as a result of prepaying $250.0 million of FHLB Advances.

Total assets of $6.32 billion at September 30, 2012 decreased $161.6 million, or 2.49%, from total assets of $6.48 billion at December 31, 2011. Earning assets totaled $5.98 billion at September 30, 2012, a decrease of $153.1 million, or 2.50%, when compared with earning assets of $6.13 billion at December 31, 2011. The decrease in earning assets was due to a decrease in interest-earning cash as a result of prepaying $250.0 million of FHLB Advances.

Investment Securities

Investment securities totaled $2.26 billion at September 30, 2012 and June 30, 2012, and were up from $2.20 billion at December 31, 2011. Our investment portfolio continues to perform well. As of September 30, 2012 we had a pretax unrealized gain of $83.6 million of which $46.6 million is attributed to our municipal securities portfolio and $36.7 million is attributed to the remainder of the portfolio which is predominantly our mortgage-backed securities (“MBS”) portfolio.

MBS totaled $1.52 billion at September 30, 2012. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the implied guarantee of the U.S. Government. We have one private-label mortgage-backed security that has impairment. This Alt-A bond, with a book value of $2.1 million as of September 30, 2012, has had $1.8 million in net impairment loss to date since it was purchased in early 2008 with no additional impairment recorded for the third quarter of 2012.

Our municipal securities, totaling $639.2 million, are located in 27 states, with approximately $25.9 million, or 4.1%, located within the state of California. Our largest holdings are in New Jersey at 14.2%, Michigan at 12.3% and Illinois at 11.7%. All municipal bond securities are performing.

During the third quarter of 2012, we purchased $86.6 million in MBS with an average yield of 1.97% and $3.53 million in municipal securities with an average tax-equivalent yield of 3.30%. MBS purchased during the third quarter have a weighted average duration of about 5.7 years.

Loans

Total loans and leases, net of deferred fees and discount, of $3.44 billion at September 30, 2012, increased by $47.8 million, or 1.41%, from $3.39 billion at June 30, 2012. Quarter-over-quarter, non-covered loans grew by $50.6 million, while covered loans declined by $2.8 million.

Total loans and leases, net of deferred fees and discount, of $3.44 billion at September 30, 2012, decreased by $46.9 million, or 1.35%, from $3.48 billion at December 31, 2011. Non-covered loans grew by $8.3 million for the first nine months of 2012, while covered loans declined by $55.2 million.

Deposits & Customer Repurchase Agreements

Total deposits of $4.78 billion and customer repurchase agreements of $448.8 million totaled $5.23 billion at September 30, 2012. This represents an increase of $116.0 million, or 2.27%, when compared with total deposits and customer repurchase agreements of $5.11 billion at December 31, 2011 and $63.4 million, or 1.23%, when compared with the prior quarter.

Non-interest bearing deposits were $2.32 billion at September 30, 2012, an increase of $296.5 million, or 14.62%, compared to $2.03 billion at December 31, 2011 and an increase of $72.1 million, or 3.20%, when compared to the quarter ended June 30, 2012. At September 30, 2012, non-interest bearing deposits were 48.62% of total deposits, up from 44.04% at December 31, 2011 and 47.93% at June 30, 2012.

Our average cost of total deposits was 0.12% for the three months ended September 30, 2012, compared to our cost of total deposits of 0.17% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.13% for the three months ended September 30, 2012, compared to 0.19% for the same period last year.

Borrowings and Debentures

At September 30, 2012, we had $198.9 million in borrowings, compared to borrowings of $448.7 million at December 31, 2011. At September 30, 2012, we had $67.0 million in junior subordinated debentures, compared to $115.1 million at December 31, 2011.

On August 28, 2012, we redeemed five outstanding fixed rate loans from the Federal Home Loan Bank, in an aggregate principal amount of $250 million, with an average coupon of 3.39%. The repayment of these advances, which resulted in a $20.4 million termination expense on a pre-tax basis, was funded from Citizens Business Bank deposits at the Federal Reserve Bank of San Francisco.

We took this action to deleverage the balance sheet and reduce ongoing funding costs. The Bank focused this set of prepayments on five Federal Home Loan Bank loans, all maturing in 2015.

On September 17, 2012, we redeemed the remaining half of the outstanding capital and common securities issued by CVB Capital Trust I for consideration of $20.6 million.

Asset Quality

We have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy Citizens Business Bank loans and exclude all loans acquired in the SJB acquisition. The SJB loans are “covered” loans as defined in the loss sharing agreement with the FDIC. These loans were marked to fair value at the acquisition date.

Citizens Business Bank Asset Quality (Non-covered loans)

The allowance for credit losses decreased to $92.1 million and $91.9 million at September 30, 2012 and June 30, 2012, respectively, from $94.0 million at December 31, 2011. The increase for the third quarter was due to $175,000 in net loan recoveries. The decrease in the allowance for credit losses from December 31, 2011 was due to $1.9 million in net charge-offs for the nine months ended September 30, 2012. The allowance for credit losses was 2.85%, 2.89%, 2.89% and 2.92% of total non-covered loans and leases outstanding at September 30, 2012, June 30, 2012, March 31, 2012 and December 31, 2011, respectively. There was zero provision for credit losses for the nine months ended September 30, 2012.

Non-performing loans, defined as nonaccrual loans and nonperforming troubled debt restructured loans (“TDR”), were $66.0 million at September 30, 2012, or 2.04% of total loans. This compares to non-performing loans of $61.9 million at June 30, 2012 and $62.7 million at December 31, 2011. The $66.0 million in non-performing loans for the third quarter are summarized as follows: $17.7 million in commercial construction, $12.3 million in residential mortgages, $21.4 million in commercial real estate, $3.9 million in commercial and industrial, $10.3 million in dairy & livestock loans, and $364,000 in other loans. The $4.1 million increase in non-performing loans for the quarter can be attributed to a $7.0 million increase in non-performing dairy & livestock loans, partially offset by a $1.7 million decrease in non-performing commercial real estate loans.

At September 30, 2012, we had $10.5 million in Other Real Estate Owned (“OREO”), a decrease of $3.3 million from the eleven OREO properties totaling $13.8 million at December 31, 2011. During the first nine months of 2012, we added five properties to OREO for a total of $2.8 million. We sold eight properties with an OREO value of $6.1 million, realizing a net gain of $345,000. We now have eight OREO properties.

At September 30, 2012, we had loans delinquent 30 to 89 days of $1.7 million. This compares to delinquent loans of $1.3 million at June 30, 2012 and $5.5 million at December 31, 2011. As a percentage of total loans, delinquencies, excluding non-accruals, were 0.05% at September 30, 2012, 0.04% at June 30, 2012, and 0.17% at December 31, 2011. All loans delinquent 90 days or more were categorized as non-performing.

At September 30, 2012, we had $51.6 million in performing TDR loans, an increase of $6.4 million from performing TDR loans at June 30, 2012 and $13.1 million from performing TDR loans at December 31, 2011. In terms of number of loans, we had 28 performing TDR’s at June 30, 2012 and 16 performing TDR loans at December 31, 2011, compared to 32 performing TDR loans at September 30, 2012.

Non-performing assets, defined as non-covered non-accrual loans and other real estate owned, totaled $76.5 million at September 30, 2012, $72.3 million at June 30, 2012, $66.7 million at March 31, 2012, and $76.5 million at December 31, 2011.

Classified loans are loans that are graded “substandard” or worse. At September 30, 2012, classified loans totaled $302.5 million, a slight increase from $298.1 million at June 30, 2012. Classified loans show a decrease of $56.7 million from $359.2 million at December 31, 2011.

San Joaquin Bank Asset Quality (Covered loans)

At September 30, 2012, we had $235.9 million of gross loans from SJB with a carrying value of $207.3 million, compared to $246.6 million of gross loans at June 30, 2012 with a carrying value of $210.1 million, and $330.4 million of gross loans at December 31, 2011 and $262.5 million in carrying value. Of the gross loans, we had $32.3 million in non-performing loans as of September 30, 2012, or 13.69%, compared to $83.7 million in non-performing loans at December 31, 2011. We had three properties in OREO totaling $1.3 million, compared to five properties totaling $3.2 million at June 30, 2012, and 16 properties totaling $9.8 million at December 31, 2011.

CitizensTrust

CitizensTrust has approximately $2.19 billion in assets under management and administration, including $1.86 billion in assets under management, as of September 30, 2012. Revenues were $2.0 million for the third quarter and $6.3 million for the first nine months of 2012, compared to $2.1 million and $6.5 million for the same periods in 2011. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of $6.3 billion. Citizens Business Bank serves 40 cities with 41 Business Financial Centers, five Commercial Banking Centers and two trust office locations in the Inland empire, Los Angeles County, Orange County and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Conference Call

Management will hold a conference call at 7:30 a.m. Pacific time/10:30 a.m. Eastern time tomorrow, October 18, 2012, to discuss the Company’s third quarter 2012 financial results.

To listen to the conference call, please dial (877) 317-6789. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through October 29, 2012 at 6:00 a.m. Pacific time/9:00 a.m. Eastern time. To access the replay, please dial (877) 344-7529, passcode 10018696.

The conference call will also be simultaneously webcast over the Internet; please visit the Company’s website at www.cbbank.com and click on the Our Investors tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately twelve months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity, earnings before income taxes, which we refer to as “pre-tax earnings”, pre-tax debt termination expense, after-tax debt termination expense, and earnings and efficiency ratios adjusted to exclude debt termination expenses. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; oversupply of property inventory and continued deterioration in values of California real estate, both residential and commercial; a prolonged slowdown or decline in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; the cost or effect of acquisitions we may make; the effect of changes in laws and regulations (including laws, regulations and judicial decisions concerning financial reform, taxes, banking, securities, employment, executive compensation, insurance, and information security) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; inflation, interest rate, securities market and monetary fluctuations; cyber-security threats including loss of system functionality or theft or loss of data; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes; the ability to increase market share, retain customers and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our management team; the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2011, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(dollars in thousands)

	September 30, 2012	June 30, 2012	December 31, 2011
Assets
Cash and due from banks	$99,881	$105,199	$35,407
Interest-earning balances due from Federal Reserve Bank	148,304	371,496	309,936

Total cash and cash equivalents	248,185	476,695	345,343
Interest-earning balances due from depository institutions	70,000	60,000	60,000
Investment securities available-for-sale	2,257,507	2,259,531	2,201,526
Investment securities held-to-maturity	2,122	2,191	2,383
Investment in stock of Federal Home Loan Bank (FHLB)	62,428	65,814	72,689
Non-covered loans held-for-sale	996	2,880	348
Covered loans held-for-sale	—	—	5,664
Non-covered loans and lease finance receivables	3,227,405	3,174,908	3,219,727
Allowance for credit losses	(92,067)	(91,892)	(93,964)

Net non-covered loans and lease finance receivables	3,135,338	3,083,016	3,125,763

Covered loans and lease finance receivables, net	207,307	210,147	256,869
Premises and equipment, net	35,577	36,462	36,280
Intangibles	3,830	4,279	5,548
Goodwill	55,097	55,097	55,097
Bank owned life insurance	118,384	117,610	116,132
FDIC loss sharing asset	22,271	40,897	59,453
Other assets	102,299	109,344	139,820

TOTAL ASSETS	$6,321,341	$6,523,963	$6,482,915

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,324,401	$2,252,280	$2,027,876
Investment checking	302,071	306,102	338,424
Savings and money market demand	1,416,035	1,378,296	1,401,098
Time deposits	738,609	762,172	837,150

Total deposits	4,781,116	4,698,850	4,604,548
Customer repurchase agreements	448,788	467,636	509,370
Borrowings	198,866	448,798	448,662
Junior subordinated debentures	67,012	87,631	115,055
Other liabilities	71,352	72,795	90,466

Total liabilities	5,567,134	5,775,710	5,768,101

Stockholders’ Equity:
Stockholders’ equity	705,742	704,669	673,345
Accumulated other comprehensive income, net of tax	48,465	43,584	41,469

Total stockholders’ equity	754,207	748,253	714,814

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,321,341	$6,523,963	$6,482,915

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED AVERAGE BALANCE SHEETS

(unaudited)

(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Assets:
Cash and due from banks	$100,530	$55,113	$113,139	$87,256
Interest-earning balances due from Federal Reserve Bank	247,870	455,429	242,960	348,989
Interest-earning balances due from depository institutions	—	22,438	—	40,896

Total cash and cash equivalents	348,400	532,980	356,099	477,141
Interest-earning balances due from depository institutions	68,370	50,190	62,810	50,190
Investment securities available-for-sale	2,241,473	1,969,152	2,278,256	1,931,203
Investment securities held-to-maturity	2,113	2,738	2,201	2,892
Investment in stock of Federal Home Loan Bank (FHLB)	64,084	77,976	67,911	82,006
Non-covered loans held-for-sale	1,145	3,065	1,626	3,219
Covered loans held-for-sale	—	1,823	3,057	455
Non-covered loans and lease finance receivables	3,220,469	3,173,492	3,194,409	3,245,060
Allowance for credit losses	(91,736)	(96,827)	(92,658)	(103,183)

Net non-covered loans and lease finance receivables	3,128,733	3,076,665	3,101,751	3,141,877

Covered loans and lease finance receivables, net	208,727	307,281	229,067	327,175
Premises and equipment, net	36,215	37,589	35,991	39,014
Intangibles	4,038	6,766	4,506	7,632
Goodwill	55,097	55,097	55,097	55,097
Bank owned life insurance	117,935	115,045	117,194	114,197
FDIC loss sharing asset	35,350	65,342	47,867	77,834
Other assets	142,820	184,838	145,586	170,170

TOTAL	$6,454,500	$6,486,547	$6,509,019	$6,480,102

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,257,941	$1,935,890	$2,167,497	$1,860,426
Interest-bearing	2,455,365	2,612,542	2,508,264	2,673,977

Total deposits	4,713,306	4,548,432	4,675,761	4,534,403
Other borrowings	824,708	1,053,838	915,369	1,094,962
Junior subordinated debentures	83,821	115,055	98,968	115,055
Other liabilities	75,096	75,876	74,405	65,118

Total liabilities	5,696,931	5,793,201	5,764,503	5,809,538

Stockholders’ equity:
Stockholders’ equity	713,932	668,027	702,326	657,010
Accumulated other comprehensive income, net of tax	43,637	25,319	42,190	13,554

Total stockholders’ equity	757,569	693,346	744,516	670,564

TOTAL	$6,454,500	$6,486,547	$6,509,019	$6,480,102

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

(dollars in thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Interest income:
Loans held-for-sale	$6	$17	$16	$46
Loans and leases, including fees	45,553	48,791	139,273	147,116
Accelerated discount accretion on acquired loans	7,045	3,980	19,258	11,638

Total loans and leases, including fees	52,604	52,788	158,547	158,800
Investment securities:
Taxable	7,246	9,407	25,202	28,397
Tax-advantaged	5,640	5,951	17,221	17,791

Total investment income	12,886	15,358	42,423	46,188
Dividends from FHLB stock	79	52	263	183
Federal funds sold & interest-earning CDs	276	332	856	1,053

Total interest income	65,845	68,530	202,089	206,224
Interest expense:
Deposits	1,398	1,979	4,605	6,987
Borrowings and junior subordinated debentures	4,703	6,571	16,178	19,753

Total interest expense	6,101	8,550	20,783	26,740

Net interest income before provision for credit losses	59,744	59,980	181,306	179,484
Provision for credit losses	—	—	—	7,068

Net interest income after provision for credit losses	59,744	59,980	181,306	172,416
Noninterest income:
Impairment loss on investment securities	—	(427)	—	(546)
Service charges on deposit accounts	4,040	4,021	12,232	11,773
Trust and investment services	2,037	2,056	6,264	6,468
Increase (decrease) in FDIC loss sharing asset	(7,059)	(844)	(19,339)	(1,118)
Other	3,608	2,708	11,017	6,909

Total noninterest income	2,626	7,514	10,174	23,486
Noninterest expense:
Salaries and employee benefits	17,489	17,579	50,856	53,459
Occupancy	2,771	2,776	8,108	8,349
Equipment	1,239	1,376	3,474	4,205
Professional services	1,522	3,728	5,215	12,365
Amortization of intangible assets	449	862	1,717	2,629
Provision for unfunded commitments	—	(1,650)	—	(918)
Debt termination	20,379	—	20,379	—
OREO expenses	405	2,247	1,458	5,023
Other	5,766	5,940	17,974	21,206

Total noninterest expense	50,020	32,858	109,181	106,318

Earnings before income taxes	12,350	34,636	82,299	89,584
Income taxes	3,093	12,253	27,155	29,563

Net earnings	$9,257	$22,383	$55,144	$60,021

Basic earnings per common share	$0.09	$0.21	$0.53	$0.57

Diluted earnings per common share	$0.09	$0.21	$0.53	$0.57

Cash dividends per common share	$0.085	$0.085	$0.255	$0.255

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Interest income - (Tax-Effected) (te)	$67,973	$71,011	$208,550	$213,645
Interest expense	6,101	8,550	20,783	26,740

Net Interest income - (te)	$61,872	$62,461	$187,767	$186,905

Return on average assets, annualized	0.57%	1.37%	1.13%	1.24%
Return on average equity, annualized	4.86%	12.81%	9.89%	11.97%
Efficiency ratio [1]	80.20%	48.68%	57.02%	52.38%
Efficiency ratio excluding debt termination [1] [2]	47.52%	48.68%	46.38%	52.38%
Yield on average earning assets (te)	4.48%	4.67%	4.59%	4.74%
Yield on average earning assets (te) excluding discount	3.99%	4.34%	4.13%	4.41%
Cost of deposits	0.12%	0.17%	0.13%	0.21%
Cost of deposits and customer repurchase agreements	0.13%	0.19%	0.15%	0.23%
Cost of funds	0.43%	0.59%	0.48%	0.62%
Net interest margin (te)	4.08%	4.11%	4.14%	4.15%
Net interest margin (te) excluding discount	3.60%	3.81%	3.69%	3.84%

[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.
[2] See Non-GAAP table for efficiency ratio reconciliation.

Weighted average shares outstanding
Basic	104,456,267	105,116,770	104,379,558	105,473,811
Diluted	104,775,607	105,205,956	104,638,706	105,554,812
Dividends declared	$8,909	$8,913	$26,725	$26,947
Dividend payout ratio	96.24%	39.82%	48.46%	44.90%

Number of shares outstanding-EOP	104,813,389	104,581,689
Book value per share	$7.20	$6.69
Tangible book value per share	$6.63	$6.10

	September 30,
	2012	2011
(Non-covered loans)
Non-performing assets (dollar amount in thousands):
Non-accrual loans	$32,889	$41,676
Loans past due 90 days or more and still accruing interest	—	—
Troubled debt restructured loans (non-performing)	33,099	23,536
Other real estate owned (OREO), net	10,473	15,956

Total non-performing assets	$76,461	$81,168

Troubled debt restructured performing loans	$51,613	$32,209

Percentage of non-performing assets to total loans outstanding and OREO	2.36%	2.55%
Percentage of non-performing assets to total assets	1.21%	1.24%
Allowance for loan losses to non-performing assets	120.41%	117.69%
Net charge-offs to average loans	0.06%	0.52%
Allowance for credit losses:
Beginning balance	$93,964	$105,259
Total loans charged-off	(4,844)	(18,600)
Total loans recovered	2,947	1,801

Net loans charged-off	(1,897)	(16,799)
Provision charged to operating expense	—	7,068

Allowance for credit losses at end of period	$92,067	$95,528

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2012		2011		2010
Quarter End	High	Low	High	Low	High	Low
March 31,	$11.97	$9.99	$9.32	$7.83	$10.89	$8.44
June 30,	$11.92	$10.16	$9.94	$8.18	$11.85	$9.00
September 30,	$12.95	$11.35	$10.00	$7.41	$10.99	$6.61
December 31,			$10.27	$7.28	$9.09	$7.30

Quarterly Consolidated Statements of Earnings

	3Q	2Q	1Q	4Q	3Q
	2012	2012	2012	2011	2011
Interest income
Loans, including fees	$52,604	$55,219	$50,724	$48,290	$52,788
Investment securities and other	13,241	14,960	15,341	15,206	15,742

	65,845	70,179	66,065	63,496	68,530
Interest expense
Deposits	1,398	1,554	1,653	1,721	1,979
Other borrowings	4,703	5,665	5,810	6,578	6,571

	6,101	7,219	7,463	8,299	8,550
Net interest income before provision for credit losses	59,744	62,960	58,602	55,197	59,980
Provision for credit losses	—	—	—	—	—

Net interest income after provision for credit losses	59,744	62,960	58,602	55,197	59,980
Non-interest income	2,626	2,292	5,256	10,730	7,514
Non-interest expense	29,641	28,949	30,212	34,707	32,858
Debt termination	20,379	—	—	—	—

Earnings before income taxes	12,350	36,303	33,646	31,220	34,636
Income taxes	3,093	12,684	11,378	9,508	12,253

Net earnings	$9,257	$23,619	$22,268	$21,712	$22,383

Basic earning per common share	$0.09	$0.23	$0.21	$0.21	$0.21
Diluted earnings per common share	$0.09	$0.23	$0.21	$0.21	$0.21
Cash dividends per common share	$0.085	$0.085	$0.085	$0.085	$0.085
Dividends Declared	$8,909	$8,913	$8,903	$8,858	$8,912

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands)

Distribution of Loan Portfolio

	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011
Commercial and Industrial	$554,000	$546,730	$521,779	$523,950	$510,950
Real Estate:
Construction	72,485	74,760	77,385	94,831	101,429
Commercial Real Estate	2,206,339	2,166,776	2,223,533	2,171,399	2,172,050
SFR Mortgage	159,730	161,524	167,465	179,731	191,650
Consumer	54,148	55,674	58,613	59,789	58,668
Municipal lease finance receivables	109,005	109,816	114,792	113,629	115,803
Auto and equipment leases	13,302	15,137	17,105	17,370	16,237
Dairy and Livestock	288,437	281,027	286,027	343,549	292,049
Agribusiness	12,193	15,820	12,216	28,523	48,627

Gross Loans	3,469,639	3,427,264	3,478,915	3,532,771	3,507,463
Less:
Purchase accounting discount	(28,590)	(36,502)	(45,456)	(50,780)	(51,646)
Deferred net loan fees	(6,337)	(5,707)	(5,503)	(5,395)	(5,115)
Allowance for credit losses	(92,067)	(91,892)	(91,922)	(93,964)	(95,528)

Net Loans	$3,342,645	$3,293,163	$3,336,034	$3,382,632	$3,355,174

Covered loans, net	$207,307	$210,147	$241,943	$256,869	$280,337
Non-covered loans	3,135,338	3,083,016	3,094,091	3,125,763	3,074,837

Total Net Loans	$3,342,645	$3,293,163	$3,336,034	$3,382,632	$3,355,174

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands)

Non-Performing Assets & Delinquency Trends

(Non-Covered Loans)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
Non-Performing Loans
Residential Construction and Land	$—	$—	$920	$920	$989
Commercial Construction and Land	17,708	17,904	8,349	12,397	13,779
Residential Mortgage	12,321	12,469	13,129	16,970	18,792
Commercial Real Estate	21,354	23,084	27,238	25,992	25,454
Commercial and Industrial	3,896	4,622	4,082	3,432	3,277
Dairy & Livestock	10,345	3,394	1,200	2,475	2,574
Agribusiness	—	—	—	—	—
Consumer	364	388	308	382	340
Auto & Equipment Leases	—	4	86	104	7

Total	$65,988	$61,865	$55,312	$62,672	$65,212

% of Total Loans	2.04%	1.95%	1.74%	1.95%	2.06%

Past Due 30-89 Days
Residential Construction and Land	$—	$—	$—	$—	$—
Commercial Construction and Land	—	—	—	—	—
Residential Mortgage	650	—	4,109	1,568	—
Commercial Real Estate	298	1,041	5,798	787	—
Commercial and Industrial	286	176	1,317	3,022	940
Dairy & Livestock	—	—	—	—	—
Agribusiness	170	—	—	—	—
Consumer	72	36	13	59	14
Auto & Equipment Leases	213	—	—	20	997

Total	$1,689	$1,253	$11,237	$5,456	$1,951

% of Total Loans	0.05%	0.04%	0.35%	0.17%	0.06%

OREO
Residential Construction and Land	$—	$—	$—	$—	$—
Commercial Construction and Land	7,117	7,117	7,117	7,117	8,580
Commercial Real Estate	3,153	2,407	4,173	6,566	7,376
Commercial and Industrial	203	203	137	137	—
Residential Mortgage	—	667	—	—	—
Consumer	—	—	—	—	—
Auto & Equipment Leases	—	—	—	—	—

Total	$10,473	$10,394	$11,427	$13,820	$15,956

Total Non-Performing, Past Due & OREO	$78,150	$73,512	$77,976	$81,948	$83,119

% of Total Loans	2.42%	2.32%	2.45%	2.55%	2.62%

Net interest income and net interest margin reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. The third quarter of 2012 net interest income and net interest margin include a yield adjustment of $7.0 million from discount accretion on covered loans. We believe that presenting the net interest income and net interest margin excluding the yield adjustment provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three Months Ended September 30, 2012			Nine Months Ended September 30, 2012
	(Dollars in thousands)
	Average Balance	Interest	Yield	Average Volume	Interest	Yield
Total interest-earning assets	$6,054,251	$65,845	4.48%	$6,082,297	$202,089	4.59%
Accelerated discount accretion on acquired loans	35,248	(7,045)		42,425	(19,258)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,089,499	$58,800	3.99%	$6,124,722	$182,831	4.13%

Net interest income and net interest margin (TE)		$61,872	4.08%		$187,767	4.14%
Yield adjustment to interest income from discount accretion		(7,045)			(19,258)

Net interest income and net interest margin (TE), excluding yield adjustment		$54,827	3.60%		$168,509	3.69%

Tangible book value reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. The following is a reconciliation of Tangible Book Value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of Tangible Book Value per Share as of September 30, 2012.

As of September 30, 2012
(Dollars in thousands)
Stockholders’ Equity	$754,207
Less: Goodwill	(55,097)
Less: Intangible Assets	(3,830)

Tangible Book Value	$695,280

Common shares issued and outstanding	104,813,389

Tangible Book Value Per Share	$6.63

Efficiency ratio reconciliation (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. The third quarter of 2012 noninterest expense includes a debt termination expense of $20.4 million. We believe that presenting the efficiency ratio excluding the debt termination expense and related net interest expense savings provides additional clarity to the users of financial statements regarding core financial performance.

	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2012
	(Dollars in thousands)
Net interest income	$59,744	$181,306
Noninterest income	2,626	10,174
Noninterest expense	50,020	109,181
Less: Termination expense on borrowings	(20,379)	(20,379)

Adjusted noninterest expense	$29,641	$88,802

Efficiency ratio	80.20%	57.02%
Adjusted efficiency ratio	47.52%	46.38%